                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   SWMX, INC.

            Under Section 242 of the Delaware General Corporation Law

                             ----------------------

      It is hereby certified that:

      1. The name of the corporation is SWMX, Inc. (the "Corporation").

      2. The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FOURTH thereof as follows:

         ARTICLE FOURTH: The total authorized capital stock of the Corporation shall be two hundred fifty million (250,000,000) shares, each with a par value of $0.01 per share, as follows:

             1.   COMMON STOCK: The Corporation is authorized to issue up to two hundred forty million (240,000,000) shares of Common Stock.

                  PREFERRED STOCK: The Corporation is further authorized to
                  issue up to ten million (10,000,000) shares of preference
                  stock to be known as "Preferred Stock". Authority is hereby expressly vested in the Board of Directors of the Corporation to divide said Preferred stock into series and fix and
                  determine the voting powers, designations, preferences and relative participating, optional or special rights and
                  qualifications, limitations or restrictions of the shares of each series so established, as provided by Section 151 of the
                  Delaware Corporation Law.

      3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the
General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Corporation's Board of Directors and by the affirmative vote of the holders of a majority of the capital stock of the Corporation at a meeting duly noticed and conducted in accordance with Section 222 of the General
Corporation Law of the State of Delaware and the By-Laws of the Corporation.

      IN WITNESS WHEREOF, said SWMX, Inc. has caused this Certificate to be signed by Joshua Wexler, its Chief Executive Officer, and attested by Michael
Caprio, its Secretary this 19th day of July, 2007.

                                   SWMX, INC.

                                   By: /s/ Joshua Wexler
                                       -----------------------------------------
                                       Name:  Joshua Wexler
                                       Title: Chief Executive Officer

ATTEST:

By: /s/ Michael Caprio
    -----------------------------------------
    Name:  Michael Caprio
    Title: Secretary